                                                                    EXHIBIT 12.1



                             THE RYLAND GROUP, INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                               FOR THE YEARS ENDED
                  DECEMBER 31, 2000, 1999, 1998, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)

                                           1996          1997          1998        1999          2000
                                        ----------     --------      ---------   ---------     ---------
Consolidated pretax income from
continuing operations                     $26,397       $36,470       $75,158      $109,336      $134,840


Share of distributed income of
50%-or-less-owned affiliates net of
equity pickup                                 539         1,334         2,602          (263)         (163)


Amortization of capitalized interest       17,035        21,581        20,645        19,027        27,581


Interest                                   90,529        74,950        63,410        52,764        62,610

Less interest capitalized during
the period                                (16,975)      (17,636)      (18,601)      (24,397)      (34,105)


Net amortization of debt discount
and premium and issuance expense              243            84            36            33            --


Interest portion of rental expense          3,394         3,541         4,709         4,522         6,065
                                        ---------     ---------     ---------     ---------     ---------


EARNINGS                                 $121,162      $120,324      $147,959      $161,022      $196,828
                                        =========     =========     =========     =========     =========


Interest                                   90,529        74,950        63,410        52,764        62,610

Net amortization of debt discount
and issuance expense                          243            84            36            33            --


Interest portion of rental expense          3,394         3,541         4,709         4,522         6,065

Interest expense relating to
guaranteed debt of
50%-or-less-owned affiliate                    --            --            --            --            --
                                        ---------     ---------     ---------     ---------     ---------


FIXED CHARGES                             $94,166       $78,575       $68,155       $57,319       $68,675
                                        =========     =========     =========     =========     =========


Ratio of Earnings to Fixed Charges           1.29          1.53          2.17          2.81          2.87